CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-158466 and 333-164079) of CellCyte Genetics Corporation of our report dated April 14, 2010, on the financial statements of CellCyte Genetics Corporation, which report appears in this Annual Report on Form 10-K for the year ending December 31, 2009.

/s/ BehlerMick PS

BehlerMick PS

Spokane, Washington

April 14, 2010